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Exhibit 10.18

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of the 3rd day of March, 2003 ("Effective Date"), by and among First Broadcasting Investments, L.P. ("Seller"), HBC Sacramento, Inc. ("HBC Sacramento") ("HBC Sacramento"), HBC License Corporation ("HBC License" and together with HBC Sacramento, "Station Purchaser"), and HBC Broadcasting Texas, L.P. ("HBC Texas" and together with Station Purchaser, the "Purchaser").

W I T N E S S E T H:

        WHEREAS, Seller is the licensee of radio station KNGT(FM) (the "Station"), licensed to Jackson, California and authorized by the Federal Communications Commission (the "FCC") to operate at 94.3 MHz; and

        WHEREAS, Seller owns the assets which are used in the operation of the Station; and

        WHEREAS, Seller owns a broadcasting tower and related real estate and building located at the coordinates of North 32-35-10.5 Latitude, West 097-49-53.1 Longitude, approximately kilometers north of Granbury, Texas (the "Granbury Tower Assets"); and

        WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, (i) certain of the radio station properties and assets relating to the Station and (ii) the Granbury Tower Assets (collectively referred to herein as the "Purchased Assets"), as described herein under the terms and conditions herein set forth;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.    PURCHASE AND SALE OF ASSETS.

        1.1  Purchase and Sale of Purchased Assets.

A.    Subject to the conditions set forth in this Agreement, at the Closing (as defined hereinafter), Seller shall assign, transfer, convey and deliver to Station Purchaser, and Station Purchaser shall purchase from Seller, all right, title and interest in and to the following assets, free and clear of all Liens (other than Permitted Liens):

          (a)  all licenses, construction permits or authorizations issued by or pending before the FCC or any other governmental authority for use in the operation of the Station that are set forth on Schedule 1.1(a) attached hereto, together with any and all renewals, extensions and modifications thereof (the "Governmental Licenses");

          (b)  the leasehold interests of Seller at the transmitter site located at 20200 South Cedar Lane, Pine Grove, CA 95665 (North Latitude, 38 degrees, 24 minutes, 10 seconds; West Longitude, 120 degrees, 39 minutes, 15 seconds) (the "Transmitter Site"), and at the studio site located at 1500 S. Highway 49, Suite 206, Jackson, CA 95642 (the "Studio Site");

          (c)  all towers, antennas, transmission equipment and other tangible personal property of Seller located at or used in conjunction with the Transmitter Site (the "Transmitter Equipment");

          (d)  the other items of tangible personal property used, or intended for use, primarily in the operation of the Station, all as described on Schedule 1.1(d) hereto;

          (e)  the call letters, Marti frequencies and internet domain names of the Station;

          (f)    unless as may be otherwise required by law, the books and records related to the Purchased Assets, such as property tax records, logs, all materials maintained in the FCC public file relating to the Station, technical data, political advertising records and all other records, correspondence with and documents pertaining to governmental authorities and similar third parties (the "Business Records"); and

          (g)  the contracts and agreements listed on Schedule 1.1(g) attached hereto (the "Assumed Contracts").

B.    Subject to the conditions set forth in this Agreement, at the Closing (as defined hereinafter), Seller shall assign, transfer, convey and deliver to HBC Texas, and HBC Texas shall purchase from Seller, all right, title and interest in and to the Granbury Tower Assets, free and clear of all Liens (other than Permitted Liens):

        1.2  Excluded Assets.    In no event shall the Purchased Assets be deemed to include:

          (a)  the cash and cash equivalents of Seller or the Station (except for any normal and customary deposits with respect to the Purchased Assets for which a proration adjustment is made in Seller's favor pursuant to Section 16.2);

          (b)  any accounts receivable, notes receivable or other receivables of Seller (including tax refunds);

          (c)  any items of intellectual property of the Station, except as specifically set forth in Section 1.1 above;

          (d)  the corporate seal, minute books, charter documents, corporate stock record books and other books and records that pertain to the organization of Seller;

          (e)  securities of any kind owned by Seller;

          (f)    insurance contracts or proceeds thereof;

          (g)  claims arising out of acts occurring before the Closing Date; and

          (h)  any agreements not included among the Assumed Contracts.

        1.3  Liabilities to be Assumed.    Subject to the terms and conditions of this Agreement, on the Closing Date, Purchaser expressly does not and shall not assume or agree to perform and discharge any Liabilities of Seller except (a) Liabilities that relate to or arise from the ownership or operation of the Purchased Assets from and after the Closing Date, (b) Liabilities under the Assumed Contracts that relate to or arise from and after the Closing Date and (c) Liabilities for which Purchaser receives a credit, and only to the extent of such credit, in connection with the determination of the proration items pursuant to Section 16.2 of this Agreement (the Liabilities described in subparagraphs (a), (b) and (c) of this Section 1.3, collectively, the "Assumed Liabilities").

        1.4  Liabilities Not to be Assumed.    Except as and to the extent specifically set forth in Section 1.3 of this Agreement, Purchaser is not assuming any Liabilities of Seller, and all such Liabilities shall be and remain the responsibility of Seller. Notwithstanding the provisions of Section 1.3 of this Agreement, Purchaser is not assuming, and Seller shall not be deemed to have transferred to Purchaser the following Liabilities:

          (a)  Any Liability with respect to any action, suit, proceeding, arbitration, investigation or inquiry, whether civil, criminal or administrative ("Litigation") related to or arising from the period prior to the Closing Date.

          (b)  All Liabilities incurred by Seller in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, tax liabilities (except to the extent otherwise allocated pursuant to Section 16.2 hereof), the fees and expenses of attorneys, accountants, investigators, auditors, consultants and brokers to Seller.

          (c)  Except to the extent Purchaser receives a credit pursuant to the determination of the proration items pursuant to Section 16.2 hereof, any Liability of Seller for Federal income taxes and any state or local income, profit, franchise or property taxes, and any penalties or interest due on account thereof.

          (d)  Liabilities of Seller for any breach or failure to perform any of its covenants and agreements contained in, or made pursuant to, this Agreement, or, prior to the Closing, any other contract, whether or not assumed hereunder, including any breach arising from assignment of contracts hereunder without consent of third parties.

          (e)  Liabilities of Seller for any violation of a Law or Order.

          (f)    Liabilities of Seller to its present or former Affiliates.

          (g)  Liabilities to or in respect of employees of the Station, including salary, payroll taxes, unemployment compensation, pension, profit sharing, retirement, bonus, medical, dental, life, accident insurance, disability, executive or deferred compensation, and other similar fringe or employee benefit plans.

          (h)  Liabilities of Seller for borrowed money or for interest on such borrowed money.

          (i)    Liabilities of Seller resulting from the failure to comply with, or imposed pursuant to, any Environmental Law (as hereinafter defined), prior to the Closing or resulting from the Release (as hereinafter defined) of Hazardous Substances (as hereinafter defined), in relation to the Station to the extent related to, arising from or otherwise attributable to Seller's acts or omissions prior to or conditions existing as of the Closing Date, including, without limitation, any liability or obligation for cleaning up waste disposal sites from or related to Seller's acts or omissions on or prior to the Closing Date.

          (j)    Any agreements not included among the Assumed Contracts listed on Schedule 1.1(g), including, but not limited to trade and barter agreements.

2.    PURCHASE PRICE; CLOSING.

        2.1  Purchase Price.    The consideration to be received by Seller in exchange for the Purchased Assets shall be Twenty Four Million Dollars ($24,000,000), payable in cash at the Closing by wire transfer of immediately available funds.

        2.2  Time of Closing.

          (a)  The closing (the "Closing") for the sale and purchase of the Purchased Assets shall be held at the offices of Purchaser (or such other place as may be agreed upon by the parties in writing). The Closing shall occur on such date (the "Closing Date") that is five business days after the satisfaction of all conditions precedent to the parties' obligations hereunder, but in no event prior to May 1, 2003. The Closing shall be deemed to be effective as of 12:01 a.m. on the Closing Date.

          (b)  In order to consummate the transfer of the Purchased Assets, Seller and Purchaser agree to use their reasonable best efforts to file, within five business days after the date hereof, an assignment of license application (the "FCC Applications") requesting FCC consent to the assignment from Seller to HBC License of the FCC Licenses. In the event that the merger of Hispanic Broadcasting Corporation and Univision Communications Inc. ("Univision"), MB Docket No. 02-235, has not been consummated at the time the FCC Applications are to be filed, the FCC Applications also shall include an application seeking consent to the assignment from Seller to HBC License as owned and controlled by Univision. Station Purchaser shall use its best efforts to secure the cooperation of Univision in the preparation and prosecution of the FCC Applications. The parties agree that the FCC Applications will be prosecuted with reasonable best efforts, in good faith and with due diligence. The parties agree to use their reasonable best efforts to file additional information or amendments requested by the FCC orally or in writing within five business days after such request and, in any event, to commence preparation of such additional information or amendments immediately upon request and to complete and file the same with the FCC as rapidly as practical. Each party will be solely responsible for the expenses incurred by it in the preparation, filing and prosecution of the FCC Applications (it being understood that the parties will bear equally the FCC filing fee payable in connection with the FCC Applications).

          (c)  As used herein, the term "FCC Order" shall mean that the FCC (or the staff of the FCC's Media Bureau pursuant to delegated authority) has granted or given its initial consent, without any condition materially adverse to Purchaser or Seller, to the assignment of the FCC Licenses as contemplated in the FCC Applications.

        2.3  [Intentionally Omitted.]

        2.4  Closing Procedure.    At the Closing, Seller shall deliver to Purchaser such bills of sale, instruments of assignment, transfer and conveyance documents and other similar documents as Purchaser shall reasonably request in a form reasonably acceptable to both Seller and Purchaser. Against such delivery, Purchaser shall (i) issue and deliver to Seller the purchase price in accordance with Section 2.1 above and (ii) execute and deliver the assumption agreement with respect to the Assumed Liabilities. Each party will cause to be prepared, executed and delivered all other documents required to be delivered by such party pursuant to this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

        2.5  Allocation of Purchase Price.    The Purchase Price shall be allocated among the Purchased Assets in a manner as mutually agreed to in writing between the parties, based upon an appraisal of the Purchased Assets by Bond & Pecaro (the fees of which firm shall be paid by the Purchaser). Seller and Purchaser agree to use the allocations determined pursuant to this Section 2.5 for all tax purposes, including without limitation, those matters subject to Section 1060 of the Internal Revenue Code of 1986, as amended.

        2.6  Escrow Agreement.    On the Effective Date, Purchaser and Seller shall execute the escrow agreement attached hereto as Schedule 2.6 ("Escrow Agreement") and, pursuant to the Escrow Agreement, Purchaser shall deliver one million two hundred thousand dollars ($1,200,000) to Bank of New York Trust Company of Florida, N.A. ("Escrow Agent"), which amount, but not the interest thereon, shall be retained by Escrow Agent and applied to the Purchase Price at Closing. Following the Closing, the interest earned on this deposit shall promptly be delivered to Purchaser. If this Agreement is terminated in accordance with the provisions of Section 13 herein due to breach or default by the Seller, Escrow Agent shall refund to Purchaser the deposit and all accrued interest thereon within ten (10) days of termination of this Agreement. If this Agreement is terminated in accordance with the provisions of Section 13 herein due to breach or default on the part of the Purchaser, Escrow Agent shall pay to the Seller the deposit together with all interest accrued thereon within ten (10) days of termination of this Agreement.

3.    REPRESENTATIONS AND WARRANTIES OF SELLER.

        Seller hereby represents and warrants to Purchaser, as follows:

        3.1  Organization; Good Standing.    Seller is a Delaware limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite power and authority to own and lease its properties and carry on its business as currently conducted.

        3.2  Due Authorization.    Subject to the FCC Order, Seller has full power and authority to enter into and perform this Agreement and to carry out the transactions contemplated hereby. Seller has taken all necessary corporate action to approve the execution and delivery of this Agreement and the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as may be limited by the availability of equitable remedies or by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally.

        3.3  Execution and Delivery.    Neither the execution and delivery by Seller of this Agreement nor the consummation by Seller of the transactions contemplated hereby will: (i) conflict with or result in a breach of any provisions of Seller's organizational documents; (ii) subject to the FCC Order, violate any Law or Order of any court or Governmental Entity, which violation, either individually or in the aggregate, might reasonably be expected to have a material adverse effect on Purchaser's ownership of the Purchased Assets; (iii) except as set forth on Schedule 3.3, violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under), or result in the creation of any Lien on any of the Purchased Assets pursuant to, any material agreement, indenture, mortgage or other instrument to which Seller is a party or by which it or its assets may be bound or affected; or (iv) subject to the FCC Order, affect or violate the terms or conditions of or result in the cancellation of the FCC Licenses.

        3.4  Absence of Undisclosed Liabilities.    Except as and to the extent specifically disclosed in Schedule 3.4, Seller does not have any Liabilities relating to the Purchased Assets other than Liabilities incurred in the ordinary course of business and consistent with past practice and none of which has had or would be reasonably likely to have a Material Adverse Effect.

        3.5  Governmental Consents.    No approval, authorization, consent, order or other action of, or filing with, any Governmental Entity is required in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby, other than those of the FCC.

        3.6  Title to Purchased Assets.    On the Closing Date, Seller shall have good and marketable title to all the Purchased Assets, free and clear of all Liens, except for Permitted Liens. Except for approval of the transfer of ownership by the FCC and the Third Party Consents, none of the Purchased Assets are subject to any restriction with respect to the transferability thereof. Seller has complete and unrestricted power and right to sell, assign, convey and deliver the Purchased Assets to Purchaser as contemplated hereby. At Closing, Purchaser will receive good and marketable title to all the Purchased Assets, free and clear of all Liens, except for Permitted Liens. The purchase and sale of the Purchased Assets and the other transactions contemplated in this Agreement will be free and clear of any and all claims by creditors of Seller under any bulk sales or similar laws or statues.

        3.7  Transmitter and Studio Sites.

          (a)  Seller has a valid and enforceable leasehold interest in and to the Transmitter Site and the Studio Site, free and clear of Liens, except for Permitted Liens.

          (b)  Seller has not received any written notice of, and has no knowledge of, any material violation of any zoning, building, health, fire, water use or Law in connection with the Transmitter Site or the Studio Site. To the knowledge of Seller, no fact or condition exists which would result in the termination or material impairment of access of the Station to the Transmitter Site or Studio Site or discontinuation of necessary sewer, water, electrical, gas, telephone or other utilities or services, except as set forth on Schedule 3.7(b). In addition, any and all additions, modification, and repairs that have been made to the tower constituting the Granbury Tower Assets have been completed by its manufacturer and have in all respects been performed in compliance with, and the tower is currently in compliance with, all industry standards and the FCC rules and regulations, and is not currently in need of any material repairs or modifications.

        3.8  Tangible Personal Property Assets.    Schedule 1.1(d) sets forth a list, complete and accurate in all material respects, of the Purchased Assets, which consist of tangible personal property. Except as set forth on Schedule 1.1(d), all material items of such tangible personal property are in good condition and working order, ordinary wear and tear excepted, and are suitable for the uses for which intended, free from any known defects except such minor defects that do not interfere with the continued present use thereof by Seller.

        3.9  Governmental Licenses.    Schedule 1.1(a) lists and accurately describes all of the Governmental Licenses necessary for the lawful ownership and operation of the Station and the conduct of their businesses, except where the failure to hold such Governmental License would not have a Material Adverse Effect. Seller has furnished to Purchaser true and accurate copies of all of the Governmental Licenses. Each such Governmental License is in full force and effect and is valid under applicable Laws; the Station is being operated in compliance in all material respects with the Communications Act of 1934, as amended, and all rules, regulations and policies of the FCC; and to the knowledge of Seller, no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) is likely to result in the revocation or termination of any Governmental License or the imposition of any restriction of such a nature as would have a Material Adverse Effect. The Station, each of its physical facilities, electrical and mechanical systems and transmitting and studio equipment are being operated in all material respects in accordance with the specifications of the Governmental Licenses. The Governmental Licenses are unimpaired by any act or omission of Seller or any of Seller's officers, directors or employees and Seller has fulfilled and performed all of its obligations with respect to the Governmental Licenses and has full power and authority thereunder. Except as set forth on Schedule 3.9, no application, action or proceeding is pending for the renewal or modification of any of the Governmental Licenses. No event has occurred which, individually or in the aggregate, and with or without the giving of notice or the lapse of time or both, would constitute ground for revocation thereof.

        3.10 Reports.    Seller has duly filed all reports required to be filed by Law or applicable rule, regulation, order, writ or decree of any court, Governmental Entity and has made payment of all charges and other payments, if any, shown by such reports to be due and payable, except where the failure to so file or make payment would not have a Material Adverse Effect. Except as set forth on Schedule 3.10, all reports required to be filed by Seller with the FCC with respect to the Station have been filed, except where the failure to so file would not, individually or in the aggregate, materially and adversely affect the business, operations, properties, assets or conditions (financial or otherwise) of the Station or which challenges the validity or propriety of any of the transactions contemplated by this Agreement. Such reports and disclosures are complete and accurate in all material respects.

        3.11 Taxes.

          (a)  All tax reports and returns required to be filed on or before the execution of this Agreement by Seller relating to the Purchased Assets have been duly filed on a timely basis under the statutes, rules and regulations of each applicable jurisdiction, and Seller will file or will cause to be duly filed, all tax returns required to be filed by Seller relating to the Purchased Assets with respect to any taxable period prior to the Closing Date. All such tax reports and returns are (or will be) complete and accurate in all material respects.

          (b)  No claim, judgment, Lien, settlement, writ, or order for assessment or collection of taxes relating to the Purchased Assets has been asserted against Seller. Seller is not a party to any pending, or to the Seller's knowledge, any threatened, audit, action, suit, claim, litigation, proceeding or investigation by any Governmental Entity for the assessment or collection of taxes relating to the Purchased Assets.

          (c)  Except for Permitted Liens, no Liens (whether filed or arising by operation of law) have been imposed upon or asserted against any of the Purchased Assets as a result of or in connection with any failure, or alleged failure to pay any tax.

          (d)  Seller has not waived or extended any statutes of limitation for the assessment or collection of taxes relating to the Purchased Assets. To Seller's knowledge, no claim has been made by a Governmental Entity relating to the Purchased Assets in a jurisdiction where the Seller does not currently file Tax Returns that the Seller may be subject to taxation by that jurisdiction, nor is Seller aware that any such assertion of tax jurisdiction is pending or threatened.

        3.12 Environmental Matters.

          (a)  As used herein, (i) the term "Environmental Laws" shall mean any and all state, federal, and local statutes, regulations and ordinances relating to the protection of human health and the environment, (ii) the term "Hazardous Material" shall mean any hazardous or toxic substance, material, or waste including, without limitation, those substances, materials, pollutants, contaminants and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 C.F.R. §172.101) or by the United States Environmental Protection Agency as hazardous substances (40 C.F.R. Part 302 and amendments thereto), petroleum products (as defined in Title I to the Resource Conservation and Recovery Act, 42 U.S.C. §6991-6991(i)) and their derivatives, and such other substances, materials, pollutants, contaminants and wastes as become regulated or subject to cleanup authority under any Environmental Laws, and (iii) the term "Release" shall have the meaning set forth in Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§9601 et seq. ("CERCLA").

          (b)  Seller represents and warrants that:

            (i)    all activities of Seller with respect to the operation of the Station have been and are being conducted in material compliance with all Environmental Laws;

            (ii)  Seller has no knowledge of the Release of any Hazardous Material on, in, from or onto the Transmitter Site, except in accordance with Environmental Laws;

            (iii)  to Seller's knowledge, no Hazardous Materials are present in any medium at the Transmitter Site in such a manner as requires investigation or remediation under any Environmental Law;

            (iv)  to Seller's knowledge, no polychlorinated biphenyls or substances containing polychlorinated biphenyls are present on the Transmitter Site; and

            (v)  to Seller's knowledge, no friable asbestos is present on the Transmitter Site.

        3.13 Insurance.    Seller has fire, liability and other forms of insurance applicable to the Purchased Assets, each of which is in an amount customary and standard to the industry practice, in full force and effect on the date hereof, which are, to Seller's knowledge, valid and enforceable in accordance with their terms and are in an amount consistent with past practices. No event or claim has occurred, including, without limitation, the failure by Seller to give any notice or information, or the delivery of any inaccurate or erroneous notice or information, or any reservation of rights, which limits or impairs in any material respect the rights of the insured parties under any such insurance policies with respect to the Purchased Assets.

        3.14 Litigation.    There is no Order and no action, suit, proceeding or investigation, judicial, administrative or otherwise that is pending or, to Seller's knowledge, threatened against or affecting the Station which, if adversely determined would reasonably be expected to have a Material Adverse Effect or which challenges the validity or propriety of any of the transactions contemplated by this Agreement.

        3.15 Contracts and Agreements.    The Station is not in default in any material respect with respect to the Assumed Contracts, and, as of the Closing Date, the Station will have paid all sums and performed in all material respects all obligations under the Assumed Contracts, which are required to be paid or performed prior to the Closing Date. In addition, the obligations, costs and expenses associated with the Assumed Contract, and specifically the Weatherford ground lease referenced on Schedule 1.1(g), will not increase as a result of the consummation of the transactions contemplated in this Agreement.

        3.16 Business Records.    Seller has, and after the Closing, Purchaser will have, the right to use the Business Records included in the Purchased Assets, free and clear of any royalty or other payment obligations.

        3.17 Third Party Consents.    The only consents from any person or entity which are required to be obtained by Seller in connection with the execution and delivery by Seller of this Agreement and the consummation of the transactions contemplated hereby are set forth on Schedule 3.17 (the "Third Party Consents").

        3.18 Finders and Brokers.    No person has, as a result of any agreement entered into by Seller, any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

4.    REPRESENTATIONS AND WARRANTIES OF PURCHASER.

        Purchaser hereby represents and warrants to Seller as follows:

        4.1  Organization and Good Standing.    Each of HBC License and HBC Sacramento is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own and lease its properties and carry on its business as currently conducted. HBC Texas is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite power and authority to own and lease its properties and carry on its business as currently conducted.

        4.2  Due Authorization.    Subject to the FCC Order, Purchaser has full power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally or general equitable principles.

        4.3  Execution and Delivery.    Neither the execution and delivery by Purchaser of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with or result in a breach of the certificate of incorporation or bylaws of Purchaser; (ii) subject to the FCC Order, violate any Law or Order of any court or Governmental Entity; or (iii) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any indenture, mortgage, lease, contract or other instrument to which Purchaser is a party or by which it is bound or affected.

        4.4  Consents.    No consent, approval, authorization, license, exemption of, filing or registration with any court, governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign, is required by Purchaser in connection with the execution and delivery of this Agreement or the consummation by Purchaser of any transaction contemplated hereby, other than the consent of the FCC. No approval, authorization or consent of any other third party is required in connection with the execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby, except as may have been previously obtained by Purchaser. Purchaser warrants that it is legally qualified to become a licensee of the Station and is aware of no impediment to the approval by the FCC of the assignment of the Governmental Licenses to Purchaser.

        4.5  Finders and Brokers.    No person has, as a result of any agreement entered into by Purchaser, any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

5.    CERTAIN COVENANTS AND AGREEMENTS.

        5.1  Consummation of the Transaction.

          (a)  Each of Seller and Purchaser shall take all reasonable action necessary to consummate the transactions contemplated by this Agreement and will use all necessary and reasonable means at its disposal to obtain (and cooperate with the other party in obtaining) all necessary approvals of the FCC and Third Party Consents required to enable it to consummate the transactions contemplated by this Agreement. Except as otherwise provided herein, each of Seller and Purchaser acknowledges and agrees that it shall pay all costs, fees and expenses incurred by it in obtaining such necessary consents and approvals. Each party shall make all filings, applications, statements and reports to all Governmental Entities which are required to be made prior to the Closing Date by or on its behalf pursuant to any statute, rule or regulation in connection with the transactions contemplated by this Agreement, and copies of all such filings, applications, statements and reports shall be provided to the other.

          (b)  Seller will use its reasonable best efforts to obtain all Third Party Consents as promptly as practicable after the date of this Agreement; provided, that, notwithstanding anything to the contrary set forth in this Agreement, Seller shall have no obligations to pay money to obtain any Third Party Consents unless Seller is required to pay money by the express terms of any Assumed Contract in connection with the assignment thereof. All Third Party Consents shall be in form reasonably satisfactory to Purchaser, and none shall provide for any increase in cost or other change in terms and conditions after the Closing which would be adverse to Purchaser.

        5.2  Public Announcements.    Prior to the Closing Date, all notices to third parties and other publicity relating to the transaction contemplated by this Agreement shall be jointly planned and agreed to by Seller and Purchaser; provided, however, that each party shall be entitled to issue a press release announcing the entering of this Agreement and the transactions contemplated hereby in accordance with its respective obligations under federal securities laws.

        5.3  Ordinary Course of Business.    During the period from the date hereof to the Closing Date, unless the prior consent of Purchaser is first obtained, Seller shall cause the Station to not knowingly take any action which would cause the conditions set forth in Section 6.1 not to be satisfied as of the Closing Date.

        5.4  Control of the Station.    Prior to the Closing, Purchaser shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct, the operations of the Station; such operations, including complete control and supervision of all of the Station's programs, employees, and policies, shall be the sole responsibility of Seller until the Closing.

        5.5  Pre-Closing Covenants.    From the date hereof until the Closing or earlier termination of this Agreement without a closing, Seller covenants and agrees with Purchaser as follows:

          (a)  Seller shall operate the Station in the ordinary course of business consistent with past practices.

          (b)  Seller shall maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of Seller that pertain to the Station and shall continue to comply with the Communications Act, the rules and regulations of the FCC, and all applicable Laws and Orders.

          (c)  Seller shall not do or omit any act, or permit any omission to act, which may cause a breach of any material contract, commitment or obligation, or any breach of any representation, warranty, covenant or agreement made by Seller herein, which would cause the conditions set forth in Section 6.1 not to be satisfied as of the Closing Date.

          (d)  Seller shall not, without prior consent of the Purchaser, create, assume or permit to exist any Lien affecting any of the Purchased Assets, except for Permitted Liens.

          (e)  Seller shall not, without prior consent of the Purchaser, cause or permit any action or failure to act that would cause the Governmental Licenses to expire or be surrendered or adversely modified, or take any action or fail to take any action that would cause the FCC or any other Government Entity to institute proceedings for the suspension, revocation or adverse modification of any of the Governmental Licenses.

          (f)    Seller shall maintain all of Seller's insurance related to the Purchased Assets in effect as of the date hereof.

          (g)  Seller shall maintain the Purchased Assets in good repair and condition, ordinary wear and tear excepted, and shall use, operate, maintain and repair, and replace with an asset of equal or greater value, if necessary, the Purchased Assets in a normal business manner.

          (h)  Seller shall not directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct presently ongoing, discussions or negotiations with any other party or enter into any agreement with any other party concerning the sale of the Station or the Purchased Assets or any part thereof (an "Acquisition Proposal"), and Seller shall immediately advise Purchaser of the receipt of any written Acquisition Proposal.

        5.7  Update of Schedules.    From time to time after the execution of this Agreement and prior to the Closing, Seller will use reasonable best efforts to promptly supplement or amend the Schedules delivered in connection herewith with respect to any matter which exists or occurs after the date of this Agreement and which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Schedules or which is necessary to correct any information therein; provided, however, that the provisions of this Section 5.7 are informational only and Purchaser shall not be bound to the terms of any changed Schedules unless they are incorporated into this Agreement by a written amendment signed by Purchaser.

6.    CONDITIONS TO PURCHASER'S CLOSING.

        All obligations of Purchaser under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, it being understood that Purchaser may, in its sole discretion, waive any or all of such conditions in whole or in part:

        6.1  Representations, Etc.    Seller shall have performed in all material respects the covenants and agreements contained in this Agreement that are to be performed by it at or prior to the Closing. The representations and warranties of Seller contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though made at such time (except as contemplated or permitted by this Agreement), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect.

        6.2  FCC Order.    The FCC Order shall have been granted.

        6.3  No Injunctions.    No order or temporary, preliminary or permanent injunction or restraining order shall have been entered which would have the effect of (i) making any of the transactions contemplated hereby illegal or (ii) materially adversely affecting the value of the Purchased Assets.

        6.4  Third Party Consents.    The Third Party Consents listed on Schedule 3.17 hereto shall have been obtained in form reasonably acceptable to Purchaser, without the imposition of any additional cost or other conditions materially adverse to Purchaser.

        6.5  Material Adverse Effect.    No Material Adverse Effect shall have occurred since the date of this Agreement.

        6.6  Closing Deliveries.    Purchaser shall have received each of the documents or items required to be delivered to it pursuant to Section 8.1 hereof.

        6.7  Modification Agreement.    Seller and Nevada County Broadcasters, Inc., licensee of Station KNCO(FM), Grass Valley, California, shall have entered into a Modification Agreement substantially in the form of Schedule 6.7 and such Modification Agreement shall be in full force and effect as of the Closing Date. Seller shall have assigned to Purchaser, in a manner reasonably acceptable to Purchaser, all of Seller's rights, title, and interest in the Modification Agreement (it being understood that Purchaser will not be assuming any liability thereunder). Without the prior written consent of Purchaser, Seller shall not materially amend the Modification Agreement or consent to such amendment by Nevada County or a subsequent assignee of KNCO(FM) prior to assigning the Modification Agreement to Purchaser.

7.    CONDITIONS TO SELLER'S CLOSING.

        All obligations of Seller under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, it being understood that Seller may, in its sole discretion, waive any or all of such conditions in whole or in part:

        7.1  Representations, Etc.    Purchaser shall have performed in all material respects the covenants and agreements contained in this Agreement that are to be performed by Purchaser as of the Closing, and the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made at such time (except as contemplated or permitted by this Agreement).

        7.2  FCC Order.    The FCC Order shall have been granted.

        7.3  No Injunctions.    No order or temporary, preliminary or permanent injunction or restraining order shall have been entered which would have the effect of (i) making any of the transactions contemplated hereby illegal or (ii) materially adversely affecting the value of the Purchased Assets.

        7.4  Closing Deliveries.    Seller shall have received each of the documents or items required to be delivered to it pursuant to Section 8.2.

        7.5  Third Party Consents.    The Third Party Consents shall have been obtained.

8.    DOCUMENTS TO BE DELIVERED AT THE CLOSING.

        8.1  To Purchaser.    At the Closing, there shall be delivered to Purchaser:

          (a)  The bills of sale, agreements of assignment and similar instruments of transfer to the Purchased Assets contemplated by Section 2.4 hereof.

          (b)  The Business Records.

          (c)  The Third Party Consents, which Seller shall have obtained as of the Closing Date.

          (d)  A termination of the lease of the Granbury Tower Assets in form and substance reasonably acceptable to HBC Texas.

          (e)  All other documents to effectuate the transactions contemplated hereby as Purchaser may reasonably request.

        8.2  To Seller.    At the Closing, there shall be delivered to Seller:

          (a)  The purchase price contemplated by Section 2.1 hereof, in the form of wire transfer or cashier's or certified check as Seller may direct.

          (b)  An assumption agreement pursuant to which Purchaser shall assume the Assumed Contracts.

          (c)  A termination of the lease of the Granbury Tower Assets in form and substance reasonably acceptable to Seller.

          (d)  All other documents to effectuate the transactions contemplated hereby as Seller may reasonably request.

9.    SURVIVAL.

        All representations, warranties, covenants and agreements made by any party to this Agreement or pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto and shall survive the Closing for a period of twelve (12) months, provided, however, that notice of any claim against Purchaser or Seller, whether made under the indemnification provisions hereof or otherwise, based on a breach of a representation, warranty, covenant or agreement must be given within thirty (30) calendar days from the expiration of such twelve (12) month survival period. The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made. No representation or warranty contained herein shall be deemed to be made at any time after the Closing Date.

10.    INDEMNIFICATION OF PURCHASER.

        From and after the Closing and subject to the limitations set forth in Sections 9 and 12, Seller shall indemnify and hold Purchaser harmless from, against, for and in respect of:

          (a)  any and all damages, costs, losses, expenses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances (collectively, together with the costs and expenses described in clause (c) below, but excluding any, consequential, or other special damages or lost profits regardless of the theory of recovery, being referred to herein as "Damages") suffered, sustained, incurred or required to be paid by Purchaser because of the breach of any written representation, warranty, agreement or covenant of Seller contained in this Agreement or any document or certificate executed and delivered by Seller pursuant to this Agreement;

          (b)  any and all Damages arising out of the ownership and operation of the Station at all times prior to the Closing Date;

          (c)  any and all Damages arising out of any Liabilities of Seller which are not Assumed Liabilities;

          (d)  any and all Damages arising out of the Assumed Contracts in respect of periods prior to the Closing Date;

          (e)  any and all Damages arising out of the failure of Seller to comply with any bulk sales statute applicable to the transactions contemplated by this Agreement;

          (f)    all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 10;

11.    INDEMNIFICATION OF SELLER.

        From and after the Closing and subject to the limitations set forth in Sections 9 and 12, Purchaser shall indemnify and hold Seller harmless from, against, for and in respect of:

          (a)  any and all Damages suffered, sustained, incurred or required to be paid by Seller because of the breach of any written representation, warranty, agreement or covenant of Purchaser contained in this Agreement;

          (b)  any and all Damages arising out of the ownership and operation of the Station on and after the Closing Date, except to the extent the same arises from a breach of any written representation, warranty, agreement or covenant of Seller contained in this Agreement or any document, certificate or agreement executed in connection with this Agreement;

          (c)  any and all Damages arising out of the Assumed Liabilities from and after the Closing Date; and

          (d)  all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by Seller in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 11.

12.    GENERAL RULES REGARDING INDEMNIFICATION.

        The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party or indemnified third parties shall be subject to the following terms and conditions:

          (a)  The indemnified party shall give prompt written notice (which in no event shall exceed thirty (30) days from the date on which the indemnified party first became aware of such claim or assertion) to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in Section 11 or 12 hereof, stating the nature and basis of said claims and the amounts thereof, to the extent known.

          (b)  If any action, suit or proceeding is brought against the indemnified party with respect to which the indemnifying party may have liability under the indemnity agreements contained in Section 10 or 11 hereof, the action, suit or proceeding shall, upon the written acknowledgment by the indemnifying party that it is obligated to indemnify under such indemnity agreement, be defended (including all proceedings on appeal or for review) by the indemnifying party with counsel selected by the indemnifying party; provided that the indemnified party also shall have the right to employ its own counsel in any such case at the indemnified party's sole cost and expense. The indemnified party shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is represented by separate counsel.

          (c)  The indemnified party shall make available to the indemnifying party and its attorneys and accountants all books and records of the indemnified party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

          (d)  The indemnified party shall not make any settlement of any claims without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

          (e)  If any claims are made by third parties against an indemnified party for which an indemnifying party would be liable, and it appears likely that such claims might also be covered by the indemnified party's insurance policies, the indemnified party shall make a timely claim under such policies and to the extent that such party obtains any recovery from such insurance, such recovery shall be offset against any sums due from an indemnifying party (or shall be repaid by the indemnified party to the extent that an indemnifying party has already paid any such amounts). The parties acknowledge, however, that if an indemnified party is self-insured as to any matters, either directly or through an insurer which assesses retroactive premiums based on loss experience, then to the extent that the indemnified party bears the economic burden of any claims through self-insurance or retroactive premiums or insurance ratings, the indemnifying party's obligation shall only be reduced by any insurance recovery in excess of the amount paid or to be paid by the indemnified party in insurance premiums.

          (f)    Except as herein expressly provided, each of Purchaser and Seller acknowledges and agrees that its sole and exclusive remedy after the Closing with respect to any and all claims and causes of action under or that are reasonably related to this Agreement, and the other transactions contemplated hereby, the Station, the Purchased Assets and the Assumed Contracts shall be pursuant to the indemnification provisions set forth in Sections 10, 11 and 12 hereof. Without limiting the foregoing, Sections 10, 11 and 12 set forth Purchaser's sole and exclusive remedy against Seller arising under Environmental Laws or regarding environmental matters or Hazardous Materials, and Purchaser hereby waives and releases any other claim it now has or may in the future have (including contractual, statutory, contractual, or contribution claims) against Seller with respect to Environmental Laws, environmental matters or Hazardous Materials.

13.    TERMINATION.

        13.1 Termination.    This Agreement may be terminated by the mutual written consent of Purchaser and Seller, or, if the terminating party is not then in material breach of its obligations hereunder, upon written notice as follows:

          (a)  by Purchaser if Seller is in material breach of its obligations hereunder, such that the conditions set forth in Section 6.1 would not be satisfied as of the Closing, and such breach has not been cured by Seller within fifteen (15) business days of written notice of such breach; provided, that Seller shall not be entitled to such fifteen (15) business day cure period with respect to any breach of Seller's obligation to execute and deliver on the Closing Date, the agreements, certificates and documents set forth in Section 8.1;

          (b)  by Seller if Purchaser is in material breach of its obligations hereunder, such that the conditions set forth in Section 7.1 would not be satisfied as of the Closing, and such breach has not been cured by Purchaser within ten (10) business days of written notice of such breach; provided, that Purchaser shall have no right to such ten (10) business day cure period with respect to any breach of Purchaser's obligation to pay the Purchase Price on the Closing Date;

          (c)  by either Purchaser or Seller if the FCC designates the FCC Applications for a hearing; or

          (d)  by either Purchaser or Seller if the Closing has not occurred on or before the date which is twelve (12) months after the date hereof (the "Outside Date"); provided, however, that the failure of the Closing to have occurred on or before the Outside Date shall not be attributable to the breach of this Agreement by the party seeking termination pursuant to this Section 13.1(d).

        13.2 Effect of Termination.    In the event of termination of this Agreement pursuant to Section 13.1 above, all rights and obligations of the parties under this Agreement shall terminate without any liability of any party to any other party (except for any liability of any party for any material breach of this Agreement, in which case any non-breaching party shall have all rights and remedies available at law or in equity). Notwithstanding anything to the contrary contained herein, the provisions of Sections 15 and 16.1 shall expressly survive the termination of this Agreement.

14.    RISK OF LOSS.

        Seller shall bear the risk of all damage to, loss of or destruction of any of the Purchased Assets between the date of this Agreement and the Closing Date. If any material portion of the Purchased Assets (other than items that are obsolete and not necessary for the continued operations of the Station) shall suffer any material damage or destruction prior to the Closing Date, Seller shall promptly notify Purchaser in writing of such damage or destruction, shall promptly take all necessary steps to restore, repair or replace such assets at its sole expense, and shall advise Purchaser in writing of the estimated cost to complete such restoration, repair or replacement and all amounts actually paid as of the date of the estimate. In the event of substantial damage to any of the Purchased Assets that can not be restored, repaired or replaced prior to the Closing, Purchaser shall have the right to terminate this Agreement by written notice to Seller and shall have no further liability or obligation hereunder.

15.    SPECIFIC PERFORMANCE.

        The parties acknowledge that the Purchased Assets and the transactions contemplated hereby are unique, that a failure by Seller to complete such transactions will cause irreparable injury to Purchaser, and that actual damages for any such failure may be difficult to ascertain and may be inadequate. Consequently, Seller agrees that Purchaser shall be entitled, in the event of a failure by Seller to complete such transactions, to specific performance of any of the provisions of this Agreement in addition to any other legal or equitable remedies to which Purchaser may otherwise be entitled. If any action is brought by Purchaser against Seller for failure by Seller to complete such transactions, Seller will waive the defense that there is an adequate remedy at law.

16.    MISCELLANEOUS PROVISIONS.

        16.1 Expenses.    Except as otherwise expressly provided herein, each party shall pay the fees and expenses incurred by it in connection with the transactions contemplated by this Agreement. If any action is brought for breach of this Agreement or to enforce any provision of this Agreement, the prevailing party shall be entitled to recover court costs and reasonable attorneys' fees. Purchaser and Seller shall bear equally the transfer taxes, recording fees and similar costs imposed in connection with the transfer of the real property assets included in the Purchased Assets.

        16.2 Prorations.    All items of income and expense arising from the operation of the Station or the ownership and leasing of the Granbury Tower Assets for periods on or before the close of business on the Closing Date shall be for the account of Seller and thereafter shall be for the account of Purchaser. Proration of the items described below between Seller and Purchaser shall be effective as of 11:59 p.m., local time, on such date and shall occur as follows with respect to those rights, liabilities and obligations of Seller transferred to and assumed by Purchaser hereunder.

          (a)  Liability for state and local taxes assessed on the Purchased Assets payable with respect to the tax year in which the Closing Date falls and the annual FCC regulatory fee for the Station payable with respect to the year in which the Closing Date falls shall each be prorated as between Seller and Purchaser on the basis of the number of days of the tax year elapsed to and including the Closing Date.

          (b)  Prepaid items, deposits, credits and accruals such as water, electricity, telephone, other utility and service charges, lease expenses, license fees (if any) and payments under any contracts or utility services to be assumed by Purchaser shall be prorated between Seller and Purchaser on the basis of the period of time to which such liabilities, prepaid items and accruals apply.

        All prorations shall be made and paid insofar as feasible on the Closing Date; any prorations not made on such date shall be made as soon as practicable (not to exceed ninety (90) days) thereafter.

Seller and Purchaser agree to assume, pay and perform all costs, liabilities and expenses allocated to each of them pursuant to this Section 16.2.

        16.3 Amendment.    This Agreement may be amended at any time but only by an instrument in writing signed by the parties hereto.

        16.4 Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if mailed by certified mail, return receipt requested, or by nationally recognized "next-day" delivery service, to the parties at the addresses set forth below (or at such other address for a party as shall be specified by like notice), or sent by facsimile to the number set forth below (or such other number for a party as shall be specified by proper notice hereunder):

    If to Purchaser:

    c/o Hispanic Broadcasting Corporation
    3102 Oak Lawn Avenue, Suite 215
    Dallas, Texas 75219
    Attention: Jeffrey T. Hinson, Senior Vice President
    Telephone: (214) 525-7711
    Fax: (214) 525-7750

    If to Seller:

    c/o First Broadcasting Company
    750 North St. Paul
    Tenth Floor
    Dallas, TX 75201
    Attention: Gary Lawrence, President
    Telephone: (214) 855-4927
    Fax: (214) 855-5963

        16.5 Assignment.    This Agreement may not be assigned by either party without the prior consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns.

        16.6 Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        16.7 Headings.    The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

        16.8 Entire Agreement.    This Agreement and the documents referred to herein contain the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, conveyances or undertakings other than those expressly set forth herein. This Agreement supersedes any prior agreements and understandings between the parties with respect to the subject matter.

        16.9 Waiver.    No attempted waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement, will be effective unless evidenced by an instrument in writing by the party against whom the enforcement of any such waiver or consent is sought.

        16.10 Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, excluding the choice of law rules thereof.

        16.11 Certain Definitions.    Unless otherwise stated in this Agreement, the following terms when used herein shall have the meanings assigned to them below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

        "Affiliates" of a party shall mean persons or entities that directly, or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, such party.

        "FCC Licenses" shall mean the licenses, construction permits or authorizations issued by or pending before the FCC relating to the Station and set forth on Schedule 1.1(a).

        "Governmental Entity" shall mean any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other.

        "Law" shall mean any statute, law, ordinance, rule or regulation.

        "Liability" shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

        "Liens" shall mean, statutory or otherwise, security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, charges or encumbrances of any nature whatsoever.

        "Material Adverse Effect" or "material adverse effect" shall mean a material adverse effect on the Purchased Assets but shall specifically exclude any material adverse effect caused by (a) factors affecting the radio industry generally or the market in which the Station operates; (b) general, national, regional or local economic or financial conditions; (c) new governmental or legislative laws, rules or regulations; or (d) the failure to achieve any financial or operational targets, projections or milestones set forth in any Seller business plan or budget.

        "Order" shall mean any order, writ, injunction, judgment, plan or decree of any Governmental Entity.

        "Permitted Liens" shall mean (a) Liens for taxes not yet due and payable, (b) Liens for which a proration adjustment is made pursuant to Section 16.2 of this Agreement or (c) in the case of the Granbury Tower Assets, the lease rights in favor of HBC Texas.

        16.12 Intended Beneficiaries.    The rights and obligations contained in this Agreement are hereby declared by the parties hereto to have been provided expressly for the exclusive benefit of such entities as set forth herein and shall not benefit, and do not benefit, any unrelated third parties.

        16.13 Further Assurances.    From time to time, at Seller's request and without further consideration, Purchaser shall execute and deliver to Seller, such documents, instruments and consents and take such other action as Seller may reasonably request in order to consummate more effectively the transactions contemplated hereby, to discharge the covenants of Purchaser and to assign to Purchaser the Assumed Liabilities. The Agreement may be terminated immediately by Seller upon written notice to the Purchaser if the FCC has not accepted and placed on public notice the FCC Applications on or before the tenth day after the filing of the FCC Applications, or if, after such tenth day, the FCC dismisses, denies, or otherwise rejects the FCC Applications as inappropriate for grant (except that it is understood and acknowledged that Purchaser will proceed to dismiss one of the FCC Applications upon the consummation or termination of the merger with Univision). From time to time, at Purchaser's request and without further consideration, Seller shall execute and deliver to Purchaser, such documents, instruments and consents and take such other action as Purchaser may reasonably request in order to consummate more effectively the transactions contemplated hereby, to discharge the covenants of Seller and to vest in Purchaser good, valid and marketable title to the Station and the Purchased Assets.

        16.14 Severability.    If any one or more of the provisions contained in this Agreement should be found invalid, illegal or unenforceable, in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Any illegal or unenforceable term shall be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable law and such term, as so modified, and the balance of this Agreement shall then be fully enforceable.

        16.15 Mutual Contribution.    The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

        IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first above written.

First Broadcasting Investments, L.P.
By: First Broadcasting, LLC, its sole general partner
By:	/s/ GARY M. LAWRENCE Gary M. Lawrence President and Vice Chairman
HBC Sacramento, Inc.
By:	/s/ JEFFREY T. HINSON Jeffrey T. Hinson Senior Vice President and Chief Financial Officer
HBC License Corporation
By:	/s/ JEFFREY T. HINSON Jeffrey T. Hinson Senior Vice President and Chief Financial Officer
HBC Broadcasting Texas, LP
By HBC GP Texas, Inc.
By:	/s/ JEFFREY T. HINSON Jeffrey T. Hinson Senior Vice President and Chief Financial Officer

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  Exhibit 10.18
ASSET PURCHASE AGREEMENT